EXHIBIT 10(a)(30)

           SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

                              THE SOUTHERN COMPANY

            Only non-employee directors are compensated for service on the Board of Directors (the "Board") of The Southern Company (the "Company"). The pay components are as follows:

         Annual Retainers:

         o $40,000 if first elected as a director before 1997, of which $10,000 is deferred in shares of Company common stock until Board membership ends;

         o $49,000 if first elected as a director in 1997 or later, of which $19,000 is deferred in shares of Company common stock until Board membership ends;

         o   $25,000 if serving as Chair of the Audit Committee; and

         o   $10,000 if serving as Chair of any other Board committee.

         Equity Grants:

         o 1,000 additional shares of Company common stock in quarterly grants of 250 shares are deferred until Board membership ends.

         Meeting Fees:

         o   $2,500 for participation in a meeting of the Board;

         o $2,000 for participation in an meeting of a committee of the Board other than a meeting of the Audit Committee;

         o $4,000 for attendance in person at a meeting of the Audit Committee; and

         o $2,000 for participation by telephone in a meeting of the Audit Committee.

         Directors may elect to defer up to 100 percent of their compensation until membership on the Board ends. There is no pension plan for non-employee Directors.